                                 Exhibit (p)(4)

              Sections 10-12 of the Written Supervisory Procedures for One Group Dealer Services, Inc., as revised October 1, 2002

SECTION 10  INSIDER TRADING

10.1  Overview of the Insider Trading Act

In 1988, Congress passed the Insider Trading Act designed to detect and prevent the misuse of material non-public information in violation of the Securities and Exchange Act of 1934. The legislation requires that broker/dealers establish, maintain, and enforce written policies "reasonably designed to prevent the misuse of material non-public information." In compliance with the Insider Trading Act, this section is specifically designed to:

1.  Establish OGDS' written policies and supervision for insider trading;
2.  Identify personnel to whom OGDS' insider trading policies apply;
3.  Educate employees on what constitutes insider trading;
4.  Provide communication of insider trading policies to OGDS' employees;
5.  Establish "Chinese Walls" when and where applicable;
6.  Identify the responsibilities of OGDS' employees and supervisors;
7. Define sanctions for non-compliance with the Insider Trading Act and OGDS' internal policies with respect to insider trading.

10.2  Overview of OGDS' Current Business

OGDS intends to provide customer and broker-dealer support services and wholesale marketing support to current and prospective customers and broker-dealers of One Group, CollegeChoice, and Infinity. "Chinese Walls" concerning these activities will be properly adhered to as outlined in this Section of the manual.

10.3  Personnel to Whom Insider Trading Policies Apply

All employees and associated persons of OGDS will be subject to the insider trading policies contained within this Section. An "employee" is defined as any person associated with and performing any duties on behalf of OGDS. In addition, any person engaged by OGDS to conduct business on its behalf (i.e. consultants) would also be subject to these policies.

10.4  Definition of Insider Trading

Insider trading is not specifically defined in the 1934 Act. The definition has evolved through case law and administrative proceedings to include:

1. Buying or selling securities on the basis of material non-public information is prohibited. This would include purchasing or selling (i) for employee's own account or one which the employee has a financial interest,
    (ii) for a customer's account, or (iii) for OGDS' inventory account. If any employee is uncertain as to whether information is "material" or "non-public," the Designated Principal should be consulted. "Nonpublic" refers to information that has not been publicly disseminated by a major news service, a public medium, by filing with a regulatory agency, or by other means. This information would be "material" if a reasonable person would deem such information important in making his/her investment decision. Such information could concern a product development, merger or acquisition discussions, litigation, earning announcements, or other newsworthy event.
2. Disclosing insider information to inappropriate personnel whether for consideration or not (i.e., tipping) is prohibited. Insider information must be disseminated on a "need to know basis" only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of OGDS. The Designated Principal of OGDS should be consulted should a question arise as to who is privy to inside information.
3. Assisting anyone transacting business on insider information through a third party is prohibited.

10.5  Responsibilities of OGDS' Employees

All employees must make a diligent effort to insure that a violation of the Insider Trading Act does not either intentionally or inadvertently occur. In this regard, all employees are responsible for:

1. ANNUAL CERTIFICATION: Reading, understanding and consenting to comply with the insider trading policies contained in this manual. (employees will be requested to sign an acknowledgment that they have read and understood their responsibilities);
2. Ensuring that no trading occurs for their account, for any account for which they have a beneficial interest, for any customer's account, or in securities for which they have insider information;
3. Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination;
4. Consulting the Designated Principal when questions arise regarding insider trading or when potential violations of insider trading are suspected;
5. Ensuring OGDS receives copies of confirmations and statements from both internal and external brokerage firms for accounts of employees and employees' immediate families (including spouse and any relatives living in the employees' household);
6. Advising the Designated Principal of all outside activities, directorships, or major ownership (over 5%) in a public company. No employee may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Designated Principal;

10.6  Responsibilities of the Designated Principal

The Designated Principal will be responsible for detecting and preventing insider trading abuses by:

1. Creating and modifying policies concerning insider trading;

2. Communicating insider trading policies to employees upon hiring and during annual compliance meetings;
3. Obtaining written acknowledgment and consent forms from registered representatives regarding insider trading policies;
4. Reviewing employee confirmations and statements for potential insider trading violations and noting evidence of such review;
5. Managing conflicts between opportunities to participate in confidential transactions (i.e. mergers) and disagreements that may occur with clients as a result of the pursuit of these opportunities.
6.  Answering employee questions regarding insider trading;
7. Noting any investigation of possible insider trading by documenting: i) the name of the security, ii) the date of the investigation, iii) the accounts reviewed, and iv) the summary of the disposition; and
8. Initiating disciplinary action against any employee violating the Insider Trading Act; and

10.7  Disciplinary Actions

Violations of the Insider Trading Act can result in severe penalties to OGDS, the principals responsible for supervision, and the individuals violating the rules. Violations (whether inadvertent or intentional) will not be tolerated by OGDS and will result in severe disciplinary action up to and including the immediate termination of the employee.

SECTION 11  CONFLICTS OF INTEREST AND BUSINESS ETHICS

11.1. Background

OGDS requires that all employees meet special requirements for integrity and ethical standards. OGDS is governed by the Bank One Corporation Code of Conduct, which is included in this Manual as Appendix C, and is incorporated as a part of this Policy, and the IMG Prohibited Practices Policy, which is included in this Manual as Appendix D, and is incorporated as a part of this Policy. Specific questions or situations regarding the Bank One Code of Conduct or the Personal Trading Policy in Section 12 should be brought to the attention of the President and Chief Executive Officer.

11.2  Conflict of Interest

As an employee of OGDS, you may not use your position, influence, confidential information or company assets for personal gain. The following activities are prohibited:

A. A direct or indirect financial interest including joint ventures, in or with a supplier, client or prospective client without disclosure and approval of the President and Chief Executive Officer.

B. Personal investments in a client's or supplier's business unless the stock is traded on a recognized major stock exchange.
C. Receiving preferential treatment from clients, suppliers or prospective clients because of your position with the organization.
D.  Selling or leasing goods or services to a Bank One member organization.
E. Receiving discounts on personal purchases from suppliers or clients because of business relationships with a Bank One member organization.
F. Giving preferential treatment to a client, supplier or prospective client because of any favor, gratuity or outside business relationship.

11.3  Personal Conduct

OGDS employees are expected to maintain the highest ethical standards in dealing with clients and employees.

11.4  Personal Finances

OGDS employees are expected to maintain their personal finances in a prudent manner. Borrowing from clients, other than lending institutions, is prohibited.

11.5  Confidential Information

Employees may use confidential information only in the course of the OGDS' business. Confidential information includes financial, personnel and personal information on clients, suppliers, prospective clients, and employees or applicants. In no event may confidential information be shared with or made available to individuals outside OGDS without management approval.

11.6  Outside Employment

Employment with outside firms is permitted only by:

A. Prior written request and approval from the President and Chief Executive Officer.
B.  Does not interfere with work assignments or performance.
C. Will not involve the possibility of adverse publicity to OGDS or any Bank One member organization.
D.  Is not with a competitor, supplier or client.
E.  Does not imply sponsorship by Bank One or an affiliate.
F. Does not involve serving as director, officer, management or consultant unless approved by President and Chief Executive Officer.

11.7  Reporting and Disclosure

Should any employee become personally involved in any situation which appears to violate the intent of this policy, he/she should immediately advise his/her Designated Principal who should notify the President and Chief Executive Officer as soon as possible. If any employee is aware of situations among fellow employees that appear to violate these policies, he/she is under an obligation to report the situation to his/her Designated Principal immediately who should report the matter to the President and Chief Executive Officer.

11.8  Employee Personal Securities Transactions

The personal securities transactions of employees of OGDS must be done in compliance with the Personal Trading policy in Section 12. In addition, all employees must provide information regarding personal securities transactions in accordance with the Brokerage Account Information Policy contained within the Personal Trading Policy. No employee is permitted to participate in an investment club.

11.9  The Investment Company Act of 1940

In addition to the prohibitions listed above, it is unlawful for employees of OGDS who provide shareholder and dealer servicing and wholesale marketing support to One Group (a registered investment company) to:

A.  employ any device, scheme or artifice to defraud One Group;
B. make to One Group any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statement made, in light of the circumstance under which they are made not misleading;
C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon One Group; or
D.  engage in any manipulative practice with respect to One Group.

SECTION 12  PERSONAL TRADING

12.1  General Principles

It is the policy of One Group Dealer Services, Inc. ("OGDS") that all employees must (1) at all times place the interest of the accounts which are managed by its affiliates first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy of OGDS and the individual employee's position of trust and responsibility; and (3) adhere to the fundamental standard that OGDS employees must not take inappropriate advantage of their position.

Trading while in possession of material, non-public information, which may or may not be obtained through Banc One Investment Advisors analyst's research function is prohibited. The disclosure of any such material, non-public information to any person is also prohibited.

This Personal Trading Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Investment Advisor personnel from liability for personal trading or other conduct that violates the employee's fiduciary duty to clients and/or Fund shareholders.

12.2  Governing Standards

    This Personal Trading Policy is designed to comply with Rule 17j-1 of the Investment Company Act of 1940, Rule 204-2(a)(12) of the Investment Advisers Act of 1940 and the Investment Company Institute's ("ICI") Guidelines on Personal Investing issued in 1994.

    This Personal Trading Policy, unless otherwise specifically stated, shall apply to all employees of OGDS. This policy will also apply to members of the Board of Directors of OGDS. This Personal Trading Policy will apply to an employee of OGDS who is also an Executive Officer of Bank One Corporation and who is deemed to be a Sensitive Employee under Bank One Corporation's Corporate Insider Trading Policy. However, compliance with Bank One Corporation's Corporate Insider Trading Policy shall be deemed to constitute compliance with this Personal Trading Policy to the extent that compliance with, and reporting under, the Corporate Insider Trading Policy satisfies the compliance and reporting requirements of this Personal Trading Policy.

12.3  Definitions

A. Beneficial ownership of a security is determined in the following manner: an employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who is a member of their immediate family who shares their home or other persons if by reason of any contact, understanding, relationship agreement or other arrangement they obtain such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future.

B. Both the Investment Company Act of 1940 and the Investment Advisers Act of 1940 define a security as: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, (including a certificate of deposit) or on any group or index of securities including any interest therein (or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

C. Covered Security means a security (as defined above) except that it does not include exempted securities. (as defined below).

D.  Exempted Securities include:
             i.   direct obligations of the Government of the United States
             ii. banker's acceptance, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements
             iii. shares issued by open-end registered investment companies.

E. Registered Investment Companies that are not open-end are covered securities. Registered Investment Companies that are not open-end include: closed-end mutual funds, Unit Investment Trusts (UITs), HLDRS and Exchange Traded Funds such as QQQ, Diamonds, Spiders, etc.

F. Any questions regarding these definitions should be directed to the Compliance Department.

12.4  Restrictions on Personal Trading Activities

12.4.1  Initial Public Offerings

All employees of OGDS are prohibited from acquiring any security in an initial public offering. There are three (3) exceptions. They are: 1) mutual savings bank conversions where an employee maintains an account with the converting savings bank; 2) insurance company offering where an employee is a policy holder of the insurance company; and, 3) an offering that is made to an employee's spouse by the spouse's employer. In all cases, the employee must provide documentation of the offering.

12.4.2  Private Placements

All employees must, when purchasing securities in a private placement obtain the prior written approval of OGDS Corporate Legal Counsel prior to obtaining pre-clearance, and

12.4.3  Blackout Periods

Same Day

All employees are prohibited from executing a securities transaction (buy or sell) on a day when a mutual fund, investment trust portfolio or composite account of the mutual fund (i.e., separately managed institutional accounts in the same style composite as the mutual fund or common/collective trust funds) has a pending "buy" or "sell" order in the same or equivalent (i.e., any option to purchase or sell and any security convertible into or exchangeable for that security) security until that mutual fund, investment trust portfolio or composite account order is executed or withdrawn. An exception will be granted for trades pending ONLY in one of the following funds: Equity Index, Market Expansion Index. International Equity Index or the Investment Trust Equity Index. Any personal trades executed within the proscribed blackout periods will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy.

12.4.4  Ban on Short-Term Trading Profits

All employees are prohibited from profiting in the purchase and sale, or the sale and purchase of the same (or equivalent) securities on an account level basis within sixty (60) calendar days. Any personal trades executed within the banned period will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy. This prohibition does not apply to: 1) Transactions in exempted securities; 2) transactions in registered investment companies; 3) transactions in Bank One Corporation stock
(ONE); 4) incentive compensation stock option transactions; and, 5) transactions which do not result in a gain and 6) sale transactions for which an employee can provide acceptable documentation from their broker that the shares sold by the account have been held in the account for at least 61 days (e.g. original acquisition date of the shares to be sled listed on the confirmation, copy of the brokerage firm policy for selecting shares for a partial sale, etc.).

12.4.5  Gifts

All employees must follow the guidelines of the Bank One Corporation Code of Conduct, incorporated herein by reference, when receiving any gift or other thing of value.

12.4.6  Service as a Director

All employees must follow the guidelines of the Bank One Corporation Code of Conduct, incorporated herein by reference, regarding their ability to serve as a corporate director.

12.4.7  Bank One Securities

The Bank One Corporation Code of Conduct (Section 4 and 8.2) states:

You may not buy or sell Bank One securities if you possess inside information about Bank One or its securities.

        All employees must adhere to the additional rules in the Bank One Corporation Code of Conduct, incorporated herein by reference, with regard to all personal transactions in Bank One stock. Included in those rules, all employees are prohibited from selling Bank One stock which they do not own ("selling short") and purchasing or selling options on shares of Bank One stock (except for the exercise of stock options granted under a Bank One incentive compensation or similar Bank One plan). This prohibition also applies to a Bank One announced acquisition target, a Bank One supplier or candidate for entering into a joint venture or other significant business relationship with Bank One.

12.4.8  Investment Clubs

        All employees of OGDS are prohibited from participating in an investment club.

12.5  Personal Securities Transactions

12.5.1  Pre-clearance

All employees, which for purposes of this Policy includes the employee's spouse and immediate family members living in the same household as the employee, are required to preclear all securities transactions (both buys and sells) in which the employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, with the Chief Investment Officer of Equity Securities, or in their absence the Manager of the Equity Trading Desk (or some other designee), for all transactions in equity securities and the Chief Investment Officer of Fixed Income Securities, or in their absence the Managing Director of Fixed Income Risk Management/Research for all transactions in fixed income securities; or, the Managing Director of the Fixed Income Taxable Bond Team (or some other designee) for taxable bond securities transactions or the Managing Director of Fixed Income Tax-Exempt Bond Team (or some other designee) for tax-exempt securities transactions. Those individuals listed above must receive preclearance from the Senior Compliance Director.

Preclearance is good only for the business day on which it is granted and for the following business day. For example, if the employee received clearance to trade a security on Monday, the employee may trade that security on Monday or Tuesday. If the employee decides they do not want to place the trade on Monday or Tuesday and want to place the trade on Wednesday instead, the employee must obtain new preclearance for Wednesday. Trades placed on the second business day of the preclearance window must be executed during trading hours. Employees must obtain a separate preclearance for each buy and sell transaction.

The employee may receive preclearance orally from one of the above-referenced individuals (or other designee) which must then be followed up in writing by the individual granting preclearance (or other designee) within 24 hours after clearance is granted. A copy of the preclearance approval must be sent to the employee as well as to the Senior Compliance Director. Any trade for which a preclearance approval in writing is not received will be considered a violation of this Personal Trading Policy.

It is not necessary to receive preclearance for the following securities: (1) exempted securities; (2) shares of registered investment companies; and, (3) ONE.

12.6  Disclosure and Reporting Requirements

12.6.1  Records of Securities Transactions

All employees are required to direct, in writing with a copy to the Senior Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. Reportable transactions do not include transactions in exempted securities.

12.6.2  Disclosure of Personal Holdings and Accounts

All employees are required to disclose all personal securities holdings of covered securities and all accounts which hold any security, including accounts that hold exempted securities, in writing to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis. Reports must be received within ten (10) calendar days of employment and within ten (10) calendar days of each year-end (i.e., January 10).

12.6.3  Certification of Compliance with the Personal Trading Policy

All employees are required to certify upon commencement of employment and annually in writing to the Senior Compliance Director that they have read and understand the Personal Trading Policy. Each employee must further certify that they have complied with the requirements of the Personal Trading Policy and that they have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported.

12.7    Compliance Procedures

In order to provide information to determine with reasonable assurance whether all employees are observing the provisions of the Personal Trading Policy:

1. The Senior Compliance Director shall notify each employee of the reporting requirements of the Personal Trading Policy and deliver a copy of the Policy to each employee. A notice will be sent to employees via electronic mail when there are changes to the Policy. Changes to the Policy will be made on the Intranet. Employees who do not have access to the Intranet must contact the Compliance Department.

2. Each employee and director to whom this policy applies must submit to the Senior Compliance Director on an annual basis, an Annual Certification of Compliance with the Personal Trading Policy as prescribed in the attached Exhibit A. The annual certification must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

3. Each employee and director to whom this policy applies must submit to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in the attached Exhibit B, Personal Securities Holdings and Accounts. The annual report must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

4. Each employee and director, to whom this policy applies, must submit to the Senior Compliance Director on a quarterly basis, reports in the form prescribed in the attached Exhibit C, Personal Securities Transactions and Accounts. The quarterly report must be filed with the Senior Compliance Director within ten
(10) calendar days after each quarter-end. If an employee is on an approved leave of absence (i.e.: military, maternity, etc.) over a quarter end, the Senior Compliance Director may waive the requirement of quarterly reporting for the employee. Circumstances that will be considered in granting a reporting waiver include: past trading history, current brokerage arrangements and any other relevant factors.

5. The individual granting the preclearance must document decisions regarding the preclearance of all reportable personal securities transactions in writing. The written preclearance authorization must document that the trade does not violate any terms of the Personal Trading Policy.

6. The Compliance Department will review all trades for violations of the ban on short-term trading profits.

7. All employees are required to direct, in writing with a copy to the Senior Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. The Compliance Department will verify on a quarterly basis that all statements for accounts reported are received.

8. The Personal Trading Violations Committee, made up of senior management of the firm, will review each violation of the Policy that has occurred. Quarterly, the Senior Compliance Director must report, to Senior Management of Investment Advisors, to Investment Advisors' Board of Directors and to the Trustees of One Group the results of each quarterly review of employee personal trading files, status of the quarterly report of securities transactions and the annual report of holdings, all violations of the Policy, the results of the Committee meetings and all exceptions.

9. The Personal Trading Policy, a copy of each Personal Securities Holdings and Accounts Report and Personal Securities Transactions and Accounts Report, any written report prepared by the Senior Compliance Director and lists of all persons required to make reports will be preserved by the Senior Compliance Director for the period required by the Investment Company Act of 1940 and The Investment Advisers Act of 1940.

12.8  Penalties for Violations of the Policy

The following sanctions will be imposed for violations of the Policy:

12.8.1  Personal Security Transaction Violations

Employees will be required to break or unwind the transaction (e.g. if the trade is a buy, the employee must sell the security or if the trade is a sell, the employee must buy back the security) and pay a penalty of 25% of the market value of the transaction. The penalty will be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available.

This penalty will be imposed for failure to pre-clear a Transaction, violations of the Same Day Blackout Period, and violations of the Ban on Short-Term Trading Profits.

Employees of OGDS will be granted one "grace trade" exception from the penalty section of the Policy. A "grace trade" exception is a violation of the Policy; however, the sanctions in the Policy will not be imposed. A second violation will result in the sanctions being imposed.

A third violation by any employee of OGDS of this Policy will result in termination.

12.8.2  Failure to Provide Brokerage Statements for Reportable Accounts

Each employee will be required to pay a $100.00 fine for every missing brokerage statement for a reportable account. Missing statements will be identified during quarterly reviews of all personal trading files. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available. This fine may be waived, at the discretion of the Chief Compliance Officer, if it is determined that the employee was not responsible for non-receipt of account statement(s).

12.8.3 Failure to Disclose a Reportable Brokerage Account Opened During the Calendar Year

Any employee who opens a new brokerage account and fails to report the new brokerage account on Exhibit C at the end of the quarter in which the account was opened will be required to pay a $100.00 fine. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available.

12.8.4  Failure to Disclose a Reportable Brokerage Account

Any employee who fails to disclose a reportable brokerage account either on the

Brokerage Account Information Form (at the time of employment or at the time of the annual renewal) or on Exhibit C (quarterly), will be required to pay a $100.00 fine for the first identified account which was not reported. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty, In addition, the employee must provide a copy of the cancelled check once it is available.

Any subsequent violations of this section of the policy could, at the discretion of Senior Management, result in termination.

12.9    Married Employees

This section addresses the requirements for married couples who are both employees of OGDS.

12.9.1  Commencement of Employment & Initial Reporting

Upon commencement of employment with OGDS, all employees must complete the initial certifications, disclosures and reporting requirements under this policy as an individual, regardless of whether the information requested has been previously reported.

Brokerage Account Information Form

When completing the Brokerage Account Information Form, the employee must report all accounts, which are required to be reported under the policy, even if an account is already being reported by the spouse. For joint accounts, the employee should indicate which spouse would be the primary contact. The person who is listed as the primary contact for each account is responsible for ensuring that duplicate statements and confirmations are provided to the Compliance Department by the broker.

12.9.2  Quarterly reporting

Both spouses must sign and date the Personal Securities Transaction and Accounts Report (Exhibit C). All documentation required of either spouse may be submitted in one package for both.

12.9.3  Annual Reporting

Annually, each spouse must sign and submit a separate Exhibit A certifying that each employee has read and will abide by the terms of the OGDS Personal Trading Policy.

The annual Personal Securities Holdings and Accounts Disclosure (Exhibit B) and the Brokerage Account Information Form may be filled out jointly and must be signed by both spouses. For all brokerage accounts, the employees must indicate which spouse is the primary contact for purposes of this Policy.

12.9.4  Preclearance & Trading

Spouses that are listed as the primary contact for accounts noted on the Brokerage Account Information Form will be looked to for compliance with this section of the policy.

12.9.5  Violations & Penalties

If there is found to be a violation of any portion of this policy in any reportable account(s), the violation will be counted against BOTH spouses. However, any monetary penalty associated with any violation will be enforced only against the spouse listed as the primary contact on the account in which it occurred. Please be advised that multiple violations that would constitute termination of employment under this Policy may result in BOTH spouses being
terminated.                                                    Amended: 10/01/02